FIRST AMENDMENT TO THE

CHANGE IN CONTROL AGREEMENT BETWEEN

LAKELAND FINANCIAL CORPORATION

AND [NAME]

WHEREAS, Lakeland Financial Corporation (the “Company”) and [NAME] (“Executive”) previously entered into that certain Change in Control Agreement dated [DATE] (the “Agreement”);

WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement in order to bring such provisions into compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder) (collectively referred to herein as “Section 409A”) and certain other provisions;

WHEREAS, the parties desire to amend the Agreement on the terms hereinafter set forth.

             NOW, THEREFORE, for good and valuable consideration, including the benefit to the parties of complying with the requirements of Section 409A, the sufficiency of which is agreed and acknowledged by the parties hereto, effective as of the 9th day of December, 2008, the Agreement be and is hereby amended in the following particulars:

1.	Section 2-C. – Definition of Change in Control is modified to read as follows:
C.	“Change in Control” shall mean:
“(i)

The date of the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Company; or

(ii)

The date that individuals who, as of date hereof, are members of the board of directors of the Company (the “Company Board”) cease for any reason to constitute a majority of the Company Board, unless the election, or nomination for election by the Company stockholders, of a new Company director was approved by a vote of a majority of the Company Board, and such new director shall, for purposes of this Plan, be considered as a member of the Company Board; or

“(iii)

The date of the consummation by the Company of (i) a merger or consolidation of the Company, if the Company stockholders immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

“Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company immediately prior to such acquisition.

“In the event that any benefit under the Plan constitutes Deferred Compensation (as defined in Section 409A) and the settlement of or distribution of benefits under this Plan is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a ‘change in control event’ permitted under Section 409A.”

2.         Section 2-D. – Definition of “Change in Control Severance Amount” is modified to read as follows:

D.

“Change in Control Severance Amount” shall mean the amount equal to two (2) times the sum of (i) the greater of the Executive’s then current annual base salary or the Executive’s annual base salary as of the date one (1) day prior to his or her Termination Date, (ii) the designated percentage of the amount determined under (i) above payable as annual bonus compensation for the year in which the Change in Control occurs, (iii) the aggregate dollar amount accrued under the Long Term Incentive Plan payable in the two plan years subsequent to the Change in Control, and

(iv) any other incentive compensation accrued or payable in the year of the Change in Control.

3.	Section 3 is amended by adding the following at the end of Section 3:

“The Company shall pay all premiums related to coverage provided by this Section 3 at the same time as premiums are paid with respect to active employees under the Company’s group health plan.”

4.	Section 4 is amended to read as follows:

“Golden Parachute Payment Adjustment. It is the intention of the parties that the Change in Control Severance Amount under this Agreement and the value of all other amounts and benefits provided pursuant to a Change in Control, either under this Agreement or any other plan or agreement to which the Executive is a party, shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder. However, if the independent accountants acting as auditors for the Company on the date of a Change in Control (or another accounting firm designated by the parties) determine, in consultation with legal counsel acceptable to the parties, that any amount payable to the Executive by the Company under this Agreement, or any other plan or agreement under which the Executive participates or is a party, would constitute an excess parachute payment within the meaning of Section 280G of the Code and be subject to the “excise tax” imposed by Section 4999 of the Code, then the Company shall pay to the Executive the amount of such excise tax and all federal and state income or other taxes with respect to the payment of the amount of such excise tax, including all such taxes with respect to any such additional amount. Such payment shall be paid to Executive no later than the end of the Executive’s taxable year following the taxable year in which Executive remits the excise tax. If at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the excise tax which is greater than that which was determined at the time such amounts were paid, the Company shall pay to the Executive the amount of such unreimbursed excise tax plus any interest, penalties and professional fees or expenses, incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount, all paid to Executive no later than the end of the Executive’s taxable year following the taxable year in which Executive remits the deficient excise tax. The highest marginal tax rate applicable to individuals at the time of payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Company shall withhold from any amounts paid under this Agreement the amount of any excise tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any supplemental compensation paid under this subparagraph shall be made by the independent public accountants then regularly retained by the Company, in consultation with legal counsel acceptable to the parties. The Company shall pay all accountant and legal counsel fees and expenses.”

5.	New Section 16 is added by the addition of the following:

A.        It is intended that the Agreement shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not to subject Employee to the payment of additional taxes and interest under Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Section 409A would result in Executive being subject to payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Section 409A.

B.        Notwithstanding any provision of the Agreement to the contrary if, as of the effective date of Executive’s separation from service, he or she is a “Specified Employee,” then, only to the extent required pursuant to Section 409A(a)(2)(B)(i), payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following Executive’s separation from service. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected. All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh (7th) month following separation from service (or, if earlier, the date of Executive’s death) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to Executive in accordance with the payment schedule established herein.

C.        The term “Specified Employee” shall mean any employee who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof, as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If Executive is determined to be a Specified Employee during the identification period, he or she shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1st following the close of such identification period. For purposes of determining whether Executive is a Specified Employee under Code Section 416(i), compensation shall mean Employee’s W-2 compensation as reported by the Company or Lake City Bank for a particular calendar year.”

All other provisions of the Agreement remain as written.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above set forth.

LAKELAND FINANCIAL CORPORATION	EXECUTIVE

By: /s/ Michael L. Kubacki
Michael L. Kubacki
Chairman and Chief Executive Officer